EX-99.B-77M

SUB-ITEM 77M: Mergers.

IVY FUNDS

Waddell & Reed Advisors Accumulative Fund

At a meeting of the Board of Trustees (“Board”) of Waddell & Reed Advisors (“WRA”) Funds, a Delaware statutory trust, held on November 15, 2017, the Board considered and approved the Agreement and Plan of Reorganization and accompanying additional information.

The Board unanimously approved the reorganization of WRA Accumulative Fund into Ivy Accumulative Fund as being as in the best interest of WRA Accumulative Fund shareholders after considering WRA Accumulative Fund in comparison to Ivy Accumulative Fund.

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IVY FUNDS

Waddell & Reed Advisors Wilshire Global Allocation Fund

At a meeting of the Board of Trustees (“Board”) of Waddell & Reed Advisors (“WRA”) Funds, a Delaware statutory trust, held on November 15, 2017, the Board considered and approved the Agreement and Plan of Reorganization and accompanying additional information.

The Board unanimously approved the reorganization of WRA Wilshire Global Allocation Fund into Ivy Wilshire Global Allocation Fund as being as in the best interest of WRA Wilshire Global Allocation Fund shareholders after considering WRA Wilshire Global Allocation Fund in comparison to Ivy Wilshire Global Allocation Fund.

The terms of the Agreement and Plan of Reorganization are such that Ivy Wilshire Global Allocation Fund acquired all of the assets of WRA Wilshire Global Allocation Fund in exchange solely for shares of Ivy Wilshire Global Allocation Fund and the assumption by Ivy Wilshire Global Allocation Fund of all of the liabilities of WRA Wilshire Global Allocation Fund, followed by the distribution of those shares to the shareholders of WRA Wilshire Global Allocation Fund.